Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Reports
 Third Quarter Fiscal 2021 Financial Results

~ Company Announces Additional $200M Share Repurchase Authorization ~

HARRISBURG, PA – December 2, 2021 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (the “Company”) today reported financial results for the third quarter ended October 30, 2021.

Third Quarter Summary:

•	Total net sales decreased 7.5% to $383.5 million.

•	Comparable store sales decreased 15.5% from the prior year increase of 15.3%. Comparable store sales decreased 1.3% compared with the third quarter of fiscal 2019.

•	The Company opened 18 new stores, ending the quarter with 426 stores in 29 states, a year-over-year increase in store count of 10.6%.

•
Operating income decreased 47.7% to $30.2 million and operating margin decreased 600 basis points to 7.9%.  Adjusted operating income(1) decreased 48.3% to $29.9 million and adjusted operating margin(1) decreased 610 basis points to 7.8%.

•	Net income was $23.2 million, or $0.36 per diluted share, as compared with net income of $45.2 million, or $0.68 per diluted share, in the prior year.

•	Adjusted net income(1) was $22.0 million, or $0.34 per diluted share, as compared with prior year adjusted net income of $43.2 million, or $0.65 per diluted share.

•	Adjusted EBITDA(1) decreased 41.9% to $37.9 million and adjusted EBITDA margin(1) decreased 590 basis points to 9.9%.

“Our third quarter performance was impacted by greater than anticipated supply chain related headwinds, leading to lower than expected results.  While we believe that many of the factors impacting us are transitory in nature and we are taking proactive steps to navigate these challenges, these pressures have continued to impact our business in the fourth quarter,” said John Swygert, President and Chief Executive Officer. “Despite the near-term challenges, longer term, we remain bullish on the growth opportunities that lie ahead for several reasons. First, we are seeing incredible deals being presented to us each and every day and we expect to continue to capitalize on market disruptions, including order cancellations and abandoned goods associated with import shipping delays.  Second, we have made meaningful progress in driving improved efficiencies and increased throughput across our distribution centers.  Third, we continue to deliver extreme value to our customers, which is particularly important in inflationary times.”

“As we look past 2021, we are confident that we will continue to grow well into the future with the significant white space in front of us and deliver strong growth in both our top and bottom lines as we have for almost 40 years,” Mr. Swygert continued.  “Reflecting confidence in our business, we are pleased to announce that our Board of Directors has authorized an additional $200 million share repurchase program.”

(1)
As used throughout this release, adjusted operating income, adjusted operating margin, adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA and adjusted EBITDA margin are not measures recognized under U.S. generally accepted accounting principles (“GAAP”). Please see the accompanying financial tables which reconcile GAAP to these non-GAAP measures.

Additional Share Repurchase Authorization

During the third quarter of fiscal 2021, the Company invested $164.7 million of cash to repurchase 2,249,329 shares of its common stock, resulting in approximately $200.0 million invested year-to-date and $33,000 of remaining capacity under its current share repurchase program which expires on January 13, 2023.

On November 30, 2021, the Company’s Board of Directors authorized an additional $200.0 million to repurchase stock pursuant to the Company’s share buyback program, expiring on December 15, 2023, subject to extension or earlier termination by the Board of Directors at any time.

The authorization provides for shares that may be purchased from time to time in open market transactions (including blocks), privately negotiated transactions, accelerated share repurchase programs or other derivative transactions, issuer self-tender offers or any combination of the foregoing. The timing of repurchases and the actual amount purchased will depend on a variety of factors, including the market price of the Company’s shares, general market, economic and business conditions, and other corporate considerations.

Repurchases may be made pursuant to plans intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, which could allow the Company to purchase its shares during periods when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. Repurchases are expected to be funded from cash on hand or through the utilization of the Company’s revolving credit facility. The repurchase authorization does not require the purchase of a specific number of shares.

Third Quarter Results

Net sales in the third quarter of fiscal 2021 totaled $383.5 million, a 7.5% decrease compared with net sales of $414.4 million in the third quarter of fiscal 2020.  The decrease in net sales was primarily due to a comparable store sales decrease of 15.5% as compared with the record sales in the third quarter of fiscal 2020, partially offset by new store unit growth.  In addition, the Company experienced greater than anticipated supply chain related headwinds, including shipping delays of imported seasonal and other products and subsequent backlogs in its distribution centers, which resulted in sales results below expectations in the third quarter of fiscal 2021.

Gross profit decreased 11.0% to $152.6 million in the third quarter of fiscal 2021 from $171.5 million in the third quarter of fiscal 2020. Gross margin decreased 160 basis points to 39.8% in the third quarter of fiscal 2021 from a very strong 41.4% in the third quarter of fiscal 2020. The decrease in gross margin in the third quarter of fiscal 2021 is primarily due to increased supply chain costs, the result of higher import and trucking costs and, to a lesser extent, higher wage rates in the distribution centers, partially offset by an increased merchandise margin.

Selling, general and administrative expenses increased 7.8% to $114.0 million in the third quarter of fiscal 2021 from $105.8 million in the third quarter of fiscal 2020, primarily driven by higher selling expenses associated with 41 net additional stores and higher wage rates in select markets.  As a percentage of net sales, selling, general and administrative expenses increased 420 basis points to 29.7% in the third quarter of fiscal 2021 from 25.5% in the third quarter of fiscal 2020.  The increase was primarily due to deleveraging because of the decrease in sales.  Included in selling, general and administrative expenses in the third quarter of fiscal 2021 is $0.3 million of income related to a gain from an insurance settlement.  Excluding this gain, selling, general and administrative expenses increased to $114.4 million in the third quarter of fiscal 2021 and, as a percentage of net sales, increased 430 basis points to 29.8%

Operating income totaled $30.2 million in the third quarter of fiscal 2021, a 47.7% decrease from operating income of $57.8 million in the third quarter of fiscal 2020.  Excluding the gain from the insurance settlement, adjusted operating income(1) decreased 48.3% to $29.9 million in the third quarter of fiscal 2021.  As a percentage of net sales, adjusted operating income(1)  decreased 610 basis points to 7.8% in the third quarter of fiscal 2021 from 13.9% in the third quarter of fiscal 2020 primarily due to the decrease in gross margin and the deleveraging of selling, general and administrative expenses as a result of the decrease in sales.

Net income decreased 48.7% to $23.2 million, or $0.36 per diluted share, in the third quarter of fiscal 2021 compared with net income of $45.2 million, or $0.68 per diluted share, in the third quarter of fiscal 2020.  Diluted earnings per share in the third quarter of fiscal 2021 and third quarter of fiscal 2020 included a benefit of $0.01 and $0.03, respectively, due to excess tax benefits related to stock-based compensation.  Adjusted net income(1), which excludes these benefits and the current year gain from the insurance settlement, decreased 49.1% to $22.0 million, or $0.34 per diluted share, in the third quarter of fiscal 2021 from $43.2 million, or $0.65 per diluted share, in the third quarter of fiscal 2020.

Adjusted EBITDA(1) totaled $37.9 million in the third quarter of fiscal 2021, decreasing 41.9%  from $65.3 million in the third quarter of fiscal 2020.  Adjusted EBITDA margin(1) decreased 590 basis points to 9.9% in the third quarter of fiscal 2021 from 15.8% in the third quarter of fiscal 2020.  Adjusted EBITDA excludes non-cash stock-based compensation expense and the gain from the insurance settlement.

Balance Sheet and Cash Flow Highlights

The Company's cash and cash equivalents balance as of the end of the third quarter of fiscal 2021 was $229.7 million compared with $325.5 million as of the end of the third quarter of fiscal 2020.  The Company had no borrowings outstanding under its $100 million revolving credit facility and $86.4 million of availability under the facility as of the end of the third quarter of fiscal 2021. The Company ended the period with total borrowings, consisting solely of finance lease obligations, of $1.1 million as of the end of the third quarter of fiscal 2021.

Inventories as of the end of the third quarter of fiscal 2021 increased 19.5% to $471.8 million compared with $394.9 million as of the end of the third quarter of fiscal 2020, primarily due to an increased number of stores.  In addition, inventories as of the end of the third quarter of fiscal 2020 were significantly reduced due to increased sales in the third quarter last year.

Capital expenditures in the third quarter of fiscal 2021 totaled $11.9 million compared with $7.8 million in the third quarter of fiscal 2020.

Fiscal 2021 Outlook

The Company expects the following results for the full-year fiscal 2021:

•	total net sales of $1.762 billion to $1.772 billion;

•	comparable store sales increasing 3.5% to 4.0% as compared to fiscal 2019;

•	a gross margin rate of approximately 38.6% to 38.8%, and

•
adjusted net income(2) of $150 million to $153 million and adjusted net income per diluted share(2) of $2.30 to $2.35, both of which exclude excess tax benefits related to stock-based compensation and an after-tax gain from an insurance settlement.

(2)
The guidance ranges as provided for adjusted net income and adjusted net income per diluted share exclude the gain related to an insurance settlement and excess tax benefits related to stock-based compensation incurred and reported for the 39-weeks ended October 30, 2021.  The Company cannot predict future estimates of this nature without unreasonable effort and therefore excludes any such estimates from its guidance ranges for its fiscal 2021 outlook.

Conference Call Information

A conference call to discuss third quarter fiscal 2021 financial results is scheduled for today, December 2, 2021, at 4:30 p.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (800) 219-7052 or (574) 990-1029 and using conference ID #4675969.  Interested parties can also listen to a live webcast or replay of the conference call by logging on to the investor relations section on the Company’s website at http://investors.ollies.us/.  The replay of the conference call webcast will be available at the investor relations website for one year.

About Ollie’s

We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®.  We offer name brand products, Real Brands! Real Bargains!®, in every department, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids and other categories.  We currently operate 430 stores in 29 states throughout half of the United States. For more information, visit www.ollies.us.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, including our fiscal 2021 business outlook or financial guidance, and industry outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including, but not limited to, legislation, national trade policy, and the following: our failure to adequately procure and manage our inventory or anticipate consumer demand; changes in consumer confidence and spending; risks associated with our status as a “brick and mortar” only retailer; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; the risks associated with doing business with international manufacturers and suppliers including, but not limited to, transportation and shipping challenges, and potential increases in tariffs on imported goods; outbreak of viruses or widespread illness, including the continued impact of COVID-19 and continuing or renewed regulatory responses thereto; our inability to operate our stores due to civil unrest and related protests or disturbances; our failure to properly hire and to retain key personnel and other qualified personnel; our inability to obtain favorable lease terms for our properties; the failure to timely acquire, develop and open, the loss of, or disruption or interruption in the operations of, our centralized distribution centers; fluctuations in comparable store sales and results of operations, including on a quarterly basis; risks associated with our lack of operations in the growing online retail marketplace; risks associated with litigation, the expense of defense, and potential for adverse outcomes; our inability to successfully develop or implement our marketing, advertising and promotional efforts; the seasonal nature of our business; risks associated with the timely and effective deployment, protection, and defense of computer networks and other electronic systems, including e-mail; changes in government regulations, procedures and requirements; risks associated with natural disasters, whether or not caused by climate change; and our ability to service indebtedness and to comply with our financial covenants together with each of the other factors set forth under the heading “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.  You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Contact:
Jean Fontana
ICR
646-277-1214
Jean.Fontana@icrinc.com

Media Contact:
Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Income
(In thousands except for per share amounts)

(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Condensed consolidated statements of income data:
Net sales	$383,487	$414,382	$1,251,860	$1,293,058
Cost of sales	230,927	242,881	753,655	774,349
Gross profit	152,560	171,501	498,205	518,709
Selling, general and administrative expenses	114,048	105,830	328,537	304,699
Depreciation and amortization expenses	4,956	4,230	14,109	12,296
Pre-opening expenses	3,343	3,656	8,419	8,923
Operating income	30,213	57,785	147,140	192,791
Interest expense (income), net	70	(93)	111	(202)
Income before income taxes	30,143	57,878	147,029	192,993
Income tax expense	6,958	12,681	34,301	14,957
Net income	$23,185	$45,197	$112,728	$178,036
Earnings per common share:
Basic	$0.36	$0.69	$1.74	$2.76
Diluted	$0.36	$0.68	$1.72	$2.71
Weighted average common shares outstanding:
Basic	63,915	65,388	64,909	64,524
Diluted	64,298	66,121	65,414	65,799

Percentage of net sales (1):
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	60.2	58.6	60.2	59.9
Gross profit	39.8	41.4	39.8	40.1
Selling, general and administrative expenses	29.7	25.5	26.2	23.6
Depreciation and amortization expenses	1.3	1.0	1.1	1.0
Pre-opening expenses	0.9	0.9	0.7	0.7
Operating income	7.9	13.9	11.8	14.9
Interest expense (income), net	-	-	-	-
Income before income taxes	7.9	14.0	11.7	14.9
Income tax expense	1.8	3.1	2.7	1.2
Net income	6.0%	10.9%	9.0%	13.8%

(1)	Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

(Unaudited)

Assets	October 30, 2021	October 31, 2020
Current assets:
Cash and cash equivalents	$229,726	$325,525
Inventories	471,800	394,896
Accounts receivable	603	203
Prepaid expenses and other assets	10,386	11,878
Total current assets	712,515	732,502
Property and equipment, net	146,675	138,691
Operating lease right-of-use assets	409,665	382,787
Goodwill	444,850	444,850
Trade name	230,559	230,559
Other assets	2,299	2,472
Total assets	$1,946,563	$1,931,861
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$353	$361
Accounts payable	121,893	124,823
Current portion of operating lease liabilities	73,837	65,162
Accrued expenses and other	78,513	85,814
Total current liabilities	274,596	276,160
Revolving credit facility	-	-
Long-term debt	724	649
Deferred income taxes	66,416	64,622
Long-term operating lease liabilities	344,344	322,950
Other long-term liabilities	3	5
Total liabilities	686,083	664,386
Stockholders’ equity:
Common stock	66	66
Additional paid-in capital	661,787	645,902
Retained earnings	838,995	661,607
Treasury - common stock	(240,368)	(40,100)
Total stockholders’ equity	1,260,480	1,267,475
Total liabilities and stockholders’ equity	$1,946,563	$1,931,861

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Net cash (used in) provided by operating activities	$(39,155)	$25,720	$2,691	$235,914
Net cash used in investing activities	(11,766)	(7,786)	(26,513)	(25,831)
Net cash (used in) provided by financing activities	(163,615)	2,481	(193,578)	25,492
Net (decrease) increase in cash and cash equivalents	(214,536)	20,415	(217,400)	235,575
Cash and cash equivalents at beginning of period	444,262	305,110	447,126	89,950
Cash and cash equivalents at end of period	$229,726	$325,525	$229,726	$325,525

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Dollars in thousands)

(Unaudited)

The Company reports its financial results in accordance with GAAP.  We have included the non-GAAP measures of adjusted operating income, adjusted operating income margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share in this press release as these are key measures used by our management and our board of directors to evaluate our operating performance and the effectiveness of our business strategies, make budgeting decisions, and evaluate compensation decisions.  Management believes it is useful to investors and analysts to evaluate these non-GAAP measures on the same basis as management uses to evaluate the Company’s operating results. We believe that excluding items that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude from net income and net income per diluted share, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.

The tables below reconcile the most directly comparable GAAP measure to non-GAAP financial measures: operating income to adjusted operating income, net income to adjusted net income, net income per diluted share to adjusted net income per diluted share, and net income to EBITDA and adjusted EBITDA.

Adjusted operating income excludes a gain associated with an insurance settlement.  Adjusted net income and adjusted net income per diluted share exclude the after-tax gain from the insurance settlement and excess tax benefits related to stock-based compensation, which may not occur with the same frequency or magnitude in future periods. We define EBITDA as net income before net interest income or expense, depreciation and amortization expenses and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for non-cash stock-based compensation expense as well as the aforementioned gain from an insurance settlement.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative to or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company's financial position, results of operations and cash flows and should therefore be considered in assessing the Company's actual financial condition and performance. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Reconciliation of GAAP operating income to adjusted operating income

	Thirteen weeks ended		Thirty-nine weeks ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Operating income	$30,213	$57,785	$147,140	$192,791
Gain from insurance settlement	(312)	-	(312)	-
Adjusted operating income	$29,901	$57,785	$146,828	$192,791

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Financial Measures
 (In thousands except for per share amounts)

 (Unaudited)

Reconciliation of GAAP net income to adjusted net income

	Thirteen weeks ended		Thirty-nine weeks ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Net income	$23,185	$45,197	$112,728	$178,036
Gain from insurance settlement	(312)	-	(312)	-
Adjustment to provision for income taxes(1)	80	-	80	-
Excess tax benefits related to stock-based compensation(2)	(961)	(2,030)	(3,414)	(33,778)
Adjusted net income	$21,992	$43,167	$109,082	$144,258

(1)
The effective tax rate used for the adjustment to the provision for income taxes was the normalized effective tax rate in the period in which the related costs (gain from an insurance settlement) were incurred.

(2)	Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update 2016-09, Stock Compensation.

Reconciliation of GAAP net income per diluted share to adjusted net income per diluted share

	Thirteen weeks ended		Thirty-nine weeks ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Net income per diluted share	$0.36	$0.68	$1.72	$2.71
Adjustments as noted above, per dilutive share:
Gain from insurance settlement, net of taxes	-	-	-	-
Excess tax benefits related to stock-based compensation	(0.01)	(0.03)	(0.05)	(0.51)
Adjusted net income per diluted share (1)	$0.34	$0.65	$1.67	$2.19

Diluted weighted-average common shares outstanding	64,298	66,121	65,414	65,799

(1)	Totals may not foot due to rounding

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Financial Measures
 (Dollars in thousands)
 (Unaudited)

Reconciliation of GAAP net income to EBITDA and adjusted EBITDA

	Thirteen weeks ended		Thirty-nine weeks ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Net income	$23,185	$45,197	$112,728	$178,036
Interest expense (income), net	70	(93)	111	(202)
Depreciation and amortization expenses	6,398	5,784	18,410	16,847
Income tax expense	6,958	12,681	34,301	14,957
EBITDA	36,611	63,569	165,550	209,638
Non-cash stock-based compensation expense	1,627	1,709	5,959	4,755
Gain from insurance settlement	(312)	-	(312)	-
Adjusted EBITDA	$37,926	$65,278	$171,197	$214,393

Key Statistics

	Thirteen weeks ended		Thirty-nine weeks ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020

Number of stores open at the beginning of period	409	366	388	345
Number of new stores	18	19	41	42
Number of closed stores	(1)	(1)	(3)	(3)
Number of stores re-opened	-	1	-	1
Number of stores open at end of period	426	385	426	385

Average net sales per store (1)	$916	$1,104	$3,089	$3,545
Comparable stores sales change	(15.5)%	15.3%	(11.3)%	18.6%
Comparable store count – end of period	363	327	363	327

(1)	Average net sales per store represents the weighted average of total net weekly sales divided by the number of stores open at the end of each week for the respective periods presented.